  Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated April 14, 2020, relating to the consolidated financial statements, of United States Antimony Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The audit report covering the December 31, 2019 consolidated financial statements contains an emphasis of matter paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Assure CPA (formerly DeCoria, Maichel & Teague, P.S).

Spokane Washington
January 15, 2021